                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            NN BALL & ROLLER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                          April 6, 1997

Dear Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of NN Ball & Roller, Inc., which will be held on May 7, 1998, at 10:00 A.M., local time, at the Charleston Place Hotel, 130 Market Street, Charleston, South Carolina 29401.

    The business to be conducted at the Annual Meeting is described in the attached Notice of Meeting and Proxy Statement. You are urged to read the Proxy Statement carefully before completing the enclosed proxy card. The Annual Meeting will include a report on the affairs of the Company presented by management and an opportunity for questions and comments by stockholders.

    To assure your representation at the meeting, please mark, date and sign the proxy card and return it in the enclosed envelope at your earliest convenience, whether or not you plan to attend the meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you so desire.

                                          Sincerely,

                                          Richard D. Ennen
                                          Chairman

                             NN BALL & ROLLER, INC.
                               800 TENNESSEE ROAD
                                ERWIN, TN 37650

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice is hereby given that the Annual Meeting of Stockholders of NN Ball & Roller, Inc., a Delaware corporation, will be held on May 7, 1998, at 10:00 A.M., local time, at the Charleston Place Hotel, 130 Market Street, Charleston, South Carolina 29401, for the following purposes:

    (1) To elect two Class I directors, each to serve for a term of three years;

    (2) To consider and act upon a proposal that the stockholders ratify the selection of Price Waterhouse LLP as the Company's independent auditor for the fiscal year ending December 31, 1998; and

    (3) To conduct such other business as properly may come before the meeting.

    Details regarding these matters are contained in the accompanying Proxy Statement.

    Holders of record of the Common Stock at the close of business on March 25, 1998, are entitled to notice of and to vote at the meeting.

    Please mark, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time before the votes are cast at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          William C. Kelly, Jr.
                                          Assistant Secretary

Erwin, Tennessee
April 6, 1998

                             NN BALL & ROLLER, INC.
                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS

    Proxies are being solicited by the Board of Directors of NN Ball & Roller, Inc. (the "Company"), in connection with the annual meeting of stockholders to be held on May 7, 1998 (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the foregoing Notice of Annual Meeting of Stockholders (the "Notice"). Stockholders of record of the Company's common stock, par value $.01 per share ("Common Stock"), as of the close of business on March 25, 1998, will be entitled to vote at the meeting. On March 25, 1998 (the "Record Date"), 14,804,271 shares of Common Stock were issued and outstanding.

    The entire cost of the proxy solicitation is being paid by the Company. In addition to solicitation by mail, officers and employees of the Company, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage houses, banks, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held by them of record and will be reimbursed by the Company for their expenses in so doing.

    The mailing address of the Company's executive office is 800 Tennessee Road, Erwin, Tennessee, 37650. This Proxy Statement and the form of proxy will be mailed to stockholders on or about April 6, 1998.

VOTING; QUORUM; PROXIES

    Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. A quorum for the conduct of business is established when the holders of at least a majority of the outstanding shares of Common Stock entitled to vote in the election of directors are present at the meeting or are represented by proxy. Representatives of the Company will serve as inspectors of election for the Annual Meeting.

    Shares represented by a properly-executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly-executed proxy will be voted for each of the nominees for election to the Board of Directors named herein and for the proposal to ratify the selection of Price Waterhouse LLP to serve as the Company's independent auditor for 1998.

    The Board of Directors does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

    A proxy may be revoked at any time before it is exercised by delivery to the Assistant Secretary of the Company of a written revocation or a subsequently dated proxy and will be deemed revoked if the stockholder votes in person at the Annual Meeting.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows, as of March 25, 1998, the beneficial ownership of Common Stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, in each case as reported to the Company by such persons.

                                                                      NUMBER OF SHARES         PERCENTAGE
                       NAME AND ADDRESS OF                           BENEFICIALLY OWNED    BENEFICIALLY OWNED
                       BENEFICIAL OWNER (1)                                 (2)                    (3)
------------------------------------------------------------------  --------------------  ---------------------
Richard D. Ennen..................................................         2,897,015                19.6%
Michael D. Huff...................................................           639,227(4)              4.3%
James J. Mitchell.................................................           --                         *
Charles I. Edmisten...............................................           430,953(5)              2.9%
Deborah Ennen Bagierek............................................           164,969(6)              1.1%
G. Ronald Morris..................................................             7,000                    *
Frank T. Gentry...................................................            45,631(7)                 *
Roderick R. Baty..................................................            62,395(8)                 *
Michael E. Werner.................................................             4,287(9)                 *
Steven T. Warshaw.................................................             1,000                    *
Corby W. Self.....................................................             7,500(10)                *
All directors and executive officers as a group...................         4,267,402                28.8%

------------------------

*   Less than 1%

(1) Unless otherwise indicated, the address of the beneficial owner is c/o NN Ball & Roller, Inc., 800 Tennessee Road, Erwin, Tennessee 37650.

(2) Beneficial ownership for this purpose has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is based on the possession of either sole or shared power to vote or to direct the voting of, or sole or shared power to dispose or to direct the disposition of, the shares of Common Stock indicated. Beneficial ownership as determined in this manner does not necessarily mean that such person has or shares in the economic benefits associated with ownership of the shares of Common Stock. Except as otherwise indicated, each person has reported that he or she has sole voting and sole dispositive power with respect to the shares of Common Stock shown as beneficially owned.

(3) The percentage shown as beneficially owned by each person or group represents the total number of shares of Common Stock shown in the adjacent column divided by the sum of (i) the number of issued and outstanding shares of Common Stock as of March 25, 1998, and (ii) all shares of Common Stock, if any, issuable upon the exercise of stock options held by such person (but no other person) or group, as applicable, that were exercisable on March 25, 1998, or which will become exercisable within 60 days thereafter.

(4) Includes 225,000 shares of Common Stock registered in the name of Mr. Huff's wife. Mr. Huff disclaims beneficial ownership of such shares.

(5) Includes 7,200 shares of Common Stock that Mr. Edmisten holds as an option to purchase and 9,000 shares of Common Stock registered in the name of Mr. Edmisten's wife.

(6) Includes 750 shares of Common Stock registered in the name of Ms. Bagierek's husband, 375 shares registered in the name of a minor son and 375 shares registered in the name of a minor daughter.

(7) Includes 14,070 shares of Common Stock that Mr. Gentry holds an option to purchase.

(8) Includes 60,000 shares of Common Stock that Mr. Baty holds an option to purchase.

(9) Includes 3,287 shares of Common Stock registered in the name of Mr. Werner's wife.

(10) Consists solely of shares of Common Stock that Mr. Self holds as an option to purchase.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the number of shares of the Company's Common Stock beneficially owned by the only parties known to the Company's management to own more than 5% of the Company's Common Stock (other than Richard D. Ennen, for whom information is shown on the preceding table).

                                                                            NUMBER OF SHARES
                          NAME AND ADDRESS OF                              BENEFICIALLY OWNED        PERCENTAGE
                            BENEFICIAL OWNER                                      (1)            BENEFICIALLY OWNED
------------------------------------------------------------------------  --------------------  ---------------------
Wellington Management...................................................        1,304,450(2)                8.8%
Company, LLP
75 State Street
Boston, MA 02109
Neuberger & Berman......................................................        1,011,315(3)                7.2%
605 Third Avenue
New York, NY 10158
The Capital Group.......................................................          827,000(4)                5.6%
Companies, Inc.
333 South Hope Street
Los Angeles, CA 90071

------------------------

(1) Beneficial ownership for this purpose has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is based on the possession of either sole or shared power to vote or to direct the voting of, or sole or shared power to dispose or to direct the disposition of, the shares of Common Stock indicated. Beneficial ownership as determined in this manner does not necessarily mean that such person has or shares in the economic benefits associated with ownership of the shares of Common Stock.

(2) Includes 729,750 shares for which Wellington Management Company, LLP, an investment adviser, reports shared voting power with the beneficial owners of such shares and 1,304,450 shares for which Wellington Management Company, LLP reports shared dispositive power with the beneficial owners of such shares. Wellington Management Company, LLP, holds all such shares on behalf of its clients and disclaims any economic interest in the shares.

(3) Includes 738,190 shares for which Neuberger & Berman, a broker-dealer and investment adviser, reports sole voting power and 332,000 shares for which Neuberger & Berman reports shared voting power with the beneficial owners of 1,070,190 shares. Neuberger & Berman reports that it shares dispositive power with the beneficial owners of all 1,070,190 shares. Neuberger & Berman holds all such shares on behalf of its clients and disclaims any economic interest in the shares. Principal(s) of Neuberger & Berman, LLC, own 26,900 shares in their own personal securities accounts. Neuberger & Berman, LLC, disclaims beneficial ownership of these shares since they were purchased with each principal(s)' personal funds and each principal has exclusive dispositive and voting power over shares held in their respective accounts.

(4) The Capital Group Companies reports sole voting power for all shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Common Stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the Common Stock and reports of changes in beneficial ownership of the Common Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports.

    Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 1997, and on the written representations made by such persons that no other reports were required, the Company is not aware of any instances of noncompliance with Section 16(a) by its directors, executive officers or owners of more than 10% of the Common Stock.

                             ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting. Each director so elected serves for a three-year term and until his or her successor is elected and qualified, subject to such director's earlier death, resignation or removal. Directors are elected by a plurality of the votes cast. Cumulative voting for the election of directors is not permitted.

NOMINEES

    Two Class I directors will be elected to the Board of Directors at the Annual Meeting. The Company has nominated for election Michael D. Huff and Michael E. Werner, each of whom currently is a director. Each of the nominees has indicated a willingness to continue to serve as a director if elected, but if either of them shall decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other person who may be nominated as a replacement by the Board of Directors. If no such other person is nominated as a replacement, the Board of Directors will reduce the number of directors to be elected at the Annual Meeting. Ms. Bagierck has decided not to seek election as director when her term expires.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

INFORMATION ABOUT THE DIRECTORS

    The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current term expires and their current positions with the Company. The table is followed by a more detailed biographical description for each director.

                                                           DIRECTOR       TERM
NAME                                             AGE         SINCE       EXPIRES            POSITIONS WITH THE COMPANY
-------------------------------------------      ---      -----------  -----------  -------------------------------------------
Richard D. Ennen...........................          70         1980         2000   Chairman of the Board and
                                                                                    Director
Roderick R. Baty...........................          44         1995         2000   President, Chief Executive
                                                                                    Officer and Director
Deborah Ennen Bagierek.....................          46         1994         1998   Director
Michael D. Huff............................          50         1980         1998   Director
G. Ronald Morris...........................          61         1994         1999   Director
Michael E. Werner..........................          53         1995         1998   Director
Steven T. Warshaw..........................          49         1997         1999   Director

    Richard D. Ennen is the principal founder of the Company and has been the Chairman of the Board and a director of the Company since its formation in 1980. He served as Chief Executive Officer of the Company from its inception until 1997 and as President of the Company from its inception until 1990. In recent years, Mr. Ennen has focused on the development and implementation of the Company's business strategy rather than the day-to-day operations of the Company. Prior to forming the Company, Mr. Ennen held various management and executive positions with Hoover Precision Products, Inc. (formerly Hoover Universal, Inc.), a division of Tsubakimoto Precision Products Co. Ltd, including Corporate Vice President and General Manager of the ball and roller division. Mr. Ennen has over 40 years of experience in the anti-friction bearing industry.

    Roderick R. Baty became President and Chief Executive Officer in July 1997. He joined the Company in July 1995 as Vice President and Chief Financial Officer and was elected to the Board of Directors to fill a vacant seat in August 1995. Prior to joining the Company, Mr. Baty served as President and Chief Operating Officer of Hoover Precision Products from 1990 to January 1995, and as Vice President and General Manager of Hoover Precision Products from 1985 to 1990.

    Deborah Ennen Bagierek is the eldest daughter of Richard D. Ennen. Although Ms. Bagierek currently is not employed outside the home, she has over 12 years of management experience in banking, including branch, trust and personnel management.

    Michael D. Huff has served as a director of the Company since its formation in 1980 and as a consultant to the Company since January 1995. From 1980 until his retirement in January 1995, Mr. Huff served as the Chief Financial Officer, Treasurer and Secretary of the Company. Before joining the Company, Mr. Huff served as a division controller of Hoover Precision Products, Inc. from 1975 until 1980. Mr. Huff is a member of the American Institute of Certified Public Accountants and the Tennessee Society of Certified Public Accountants.

    G. Ronald Morris has served as President, Chief Executive Officer and director of Western Industries, Inc., a contract manufacturer of metal and plastic products, since July 1991. From 1989 to 1991, Mr. Morris served as Chairman of the Board of Integrated Technologies, Inc., a manufacturer of computer software, and from 1988 to 1989, he served as Vice Chairman of Rexnord Corporation, a manufacturer of mechanical power transmission components and related products, including anti-friction bearings. From 1982 to 1988, Mr. Morris served as President and Chief Executive Officer of PT Components, Inc., a manufacturer of mechanical power transmission components and related products that was acquired by Rexnord Corporation in 1988.

    Michael E. Werner is a management consultant with Werner Gershon Associates, a management consulting firm specializing in manufacturing companies that Mr. Werner co-founded in 1982. During the five years prior to starting his business, Mr. Werner served as Director of Strategic Planning and Business Development for the Uniroyal Chemical Company. He also has held positions with the New York Central Company, Western Electric Company and the Continental Group.

    Steven T. Warshaw has served since 1996 as President of Olin Microelectronic Materials, a company supplying technologically advanced chemicals, products, and services to semiconductor manufacturers. Prior to his current position, Mr. Warshaw served in a variety of positions at Olin since 1974, including President of OCG Microelectronic Materials and Vice President of Olin's Chemicals Division.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Michael E. Werner, a director of the Company, is a principal of Werner Gershon Associates, which was retained by the Company to help develop a long-range business strategy. Over a four month period in 1997 and 1998, Werner Gershon Associates worked with the Company to study their markets and competitors, and defining new business opportunities. The result of this work was a long range business plan. The Company paid Werner Gershon Associates approximately $158,000 for its services.

STOCKHOLDERS AGREEMENT

    The Company and the persons who were stockholders of the Company prior to its initial public offering are parties to an agreement which provides that, so long as the Ennen family continues to hold at least 10 percent of the Common Stock, in the event that Mr. Ennen for any reason ceases to serve as a director of the Company, such individuals will vote their shares of Common Stock in favor of a director nominee who is designated by the Ennen family. To the Company's knowledge, as of March 25, 1998, members of the Ennen family held, in the aggregate, approximately 22.7 percent of the outstanding shares of Common Stock, and the other parties to the Agreement held, in the aggregate, approximately 10.3 percent of the outstanding shares of Common Stock.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid an annual retainer of $15,000 and a fee of $1,000 for each Board or Committee meeting attended, except that directors do not receive fees for attendance at Committee meetings held on the same day as a Board meeting. Directors who are employees of the Company do not receive any compensation for their service as directors. The Company also reimburses all directors for out-of-pocket expenses incurred in attending Board and Committee meetings.

COMMITTEES OF THE BOARD

    AUDIT COMMITTEE.  The Audit Committee of the Board of Directors consists of
G. Ronald Morris, Michael E. Werner, and Steven T. Warshaw. The Audit Committee is responsible for recommending the independent certified public accountants to be selected by the Board of Directors to conduct the annual audit of the books and accounts of the Company and for reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's internal financial and accounting staff. The Audit Committee met two times in 1997.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors consists of G. Ronald Morris, Michael E. Werner, and Steven T. Warshaw. The Compensation Committee is responsible for reviewing and approving the Company's executive compensation policies and practices and supervising the administration of the Company's employee benefit plans, including the NN Ball & Roller, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The functions of the Compensation Committee are discussed in further detail in the section entitled "Report of the Compensation Committee" herein. The Compensation Committee met four times in 1997.

    The Board of Directors does not have a nominating committee.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    The Board of Directors held five meetings in 1997. Each director of the Company was present for all of the meetings of the Board of Directors and each Committee on which such director served. After becoming a member of the Board of Directors in October 1997, Mr. Warshaw was present for all meetings of the Board of Directors and each committee on which he served.

                             EXECUTIVE COMPENSATION

    The following table sets forth for the years ended December 31, 1995, 1996 and 1997, certain information concerning the compensation paid for services rendered in all capacities by the Company to each individual who served as the Chief Executive Officer and to each of the other most highly compensated executive officers of the Company whose annual salary and bonus in 1997 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                    ANNUAL COMPENSATION        AWARDS
                      NAME AND                                              (1)             -------------    ALL OTHER
                      PRINCIPAL                                   ------------------------    OPTIONS/     COMPENSATION
                      POSITION                           YEAR     SALARY ($)    BONUS ($)     SARS (#)        ($) (2)
-----------------------------------------------------  ---------  -----------  -----------  -------------  -------------

Richard D. Ennen.....................................       1997     174,720       20,000             0          46,587(3)(4)
  Chairman (5)                                              1996     163,488           --             0          50,421
                                                            1995     157,944       46,000             0          49,912

Roderick R. Baty.....................................       1997     154,063       20,000             0             712(3)
  President/Chief Executive Officer (6)                     1996     120,016       30,000                           643
                                                            1995      60,008       13,000       150,000              25

James J. Mitchell....................................       1997     199,533           --            --           1,288(3)
  President/Chief Operating Officer (7)                     1996     165,034       35,000             0           1,536
                                                            1995     194,490       55,000        45,000           2,485

Frank T. Gentry......................................       1997     106,307       13,000            --             612(3)
  Vice President--Human Resources/Materials                 1996     100,546       17,000        15,000             603
                                                            1995      75,860       19,000        24,750             622

Corby T. Self........................................       1997     105,110       13,000        10,000             612(3)
                                                            1996      83,353       17,000            --             560
                                                            1995      63,415       12,000            --             555

------------------------

(1) None of the above-named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus.

(2) For all named executives other than Mr. Ennen and Mr. Mitchell, amounts for 1997 include $500 in Company matching contributions under a "401(k)" savings plan that is open to substantially all of the Company's employees and officers who have met certain service and age requirements.

(3) Amounts reported for 1997 include $3,143, $212, $1,288, $112, and $112 in premiums paid by the Company for supplemental life insurance for the benefit of Messrs. Ennen, Baty, Mitchell, Gentry, and Self.

(4) This amount includes for 1997 $43,444 in premiums paid by the Company on a $1.2 million life insurance policy for Mr. Ennen, the proceeds of which are payable to his named beneficiaries.

(5) Mr. Ennen served as Chief Executive Officer until August 1997.

(6) Line items for Mr. Baty in 1995 reflect partial year amounts; Mr. Baty joined the Company in July 1995. Mr. Baty became President and Chief Executive Officer in August 1997. He served as Vice President--Chief Financial Officer up to the time he became President & CEO.

(7) Mr. Mitchell resigned his position in July 1997.

    The following table sets forth certain information concerning grants of stock options during the year ended December 31, 1997 to the executive officers named in the Summary Compensation Table. All such grants were made pursuant to the Stock Incentive Plan.

                             OPTION GRANTS IN 1997

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                       INDIVIDUAL GRANTS                                     ANNUAL RATES OF
                                                 ------------------------------                                STOCK PRICE
                                                              PERCENT OF TOTAL                               APPRECIATION FOR
                                                   OPTIONS     OPTIONS GRANTED    EXERCISE                   OPTION TERM (1)
                                                   GRANTED     TO EMPLOYEES IN      PRICE     EXPIRATION   --------------------
NAME                                                 (#)         FISCAL YEAR       ($/SH)        DATE       5% ($)     10% ($)
-----------------------------------------------  -----------  -----------------  -----------  -----------  ---------  ---------

Richard D. Ennen...............................           0          --              --           --          --         --

Roderick R. Baty...............................           0          --              --           --          --         --

James J. Mitchell..............................           0          --              --           --          --         --

Frank Gentry...................................           0          --              --           --          --         --

Corby W. Self..................................      10,000            23.4       $   12.50      7/31/07      78,600    199,200

------------------------

(1) Amounts represent hypothetical gains that could be achieved if options are exercised at the end of the option term. The gains are based on assumed rates of stock price and appreciation of 5% and 10%, compounded annually from the date of grant to the expiration date. Actual gains, if any, upon the exercise of the option will depend upon the future performance of the Common Stock and the date on which the option is exercised.

    The following table sets forth certain information concerning stock option exercises during 1997 and option values at year-end, with respect to stock options granted to the executive officers named in the Summary Compensation Table.

                      AGGREGATED OPTION EXERCISES IN 1997
                           AND YEAR-END OPTION VALUES

                                                                      NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                                       OPTIONS AT YEAR-END      IN-THE-MONEY OPTIONS
                                             SHARES                            (#)            AT YEAR-END ($)(1)
                                          ACQUIRED ON      VALUE           EXERCISABLE/             EXERCISABLE/
NAME                                      EXERCISE (#)  REALIZED ($)      UNEXERCISABLE             UNEXERCISABLE
----------------------------------------  ------------  ------------  ----------------------  -------------------------

Richard D. Ennen........................       0             --                 0                         0

Rodrick R. Baty.........................       0             --             60,000/90,000                 0

James J. Mitchell.......................      358,404      2,250,777            0                         0

Frank Gentry............................       0             --             12,900/39,750                 0

Corby W. Self...........................       0                             6,600/26,500                 0

------------------------

(1) On December 31, 1997, the exercise price of all options exceeded the market price of the Common Stock.

EMPLOYMENT AGREEMENT WITH MR. BATY

    Mr. Baty has a written agreement to serve as President and Chief Executive Officer until July 31, 1999 which extends automatically for successive one-year terms unless either party gives notice of termination. The Company may terminate the employment of Mr. Baty with or without cause, but if terminated without cause, Mr. Baty would continue to receive his annual salary, paid on a monthly basis, for one year from the date of termination. Mr. Baty has also agreed to a non-competition agreement that ends two years after the conclusion of his employment with the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors is responsible for the oversight of the Company's compensation policies. The membership of the Compensation Committee during 1997 consisted of G. Ronald Morris, Michael E. Werner and Steven T. Warshaw. Mr. Morris, Mr. Werner and Mr. Warshaw are not former or current officers or employees of the Company. Set forth below is the report of the Committee on executive officer compensation for 1997.

COMPENSATION PRINCIPLES

    The goal of the Company is to structure its compensation arrangements for executive officers in a manner that will promote the Company's profitability and enhance stockholder value. In designing its compensation arrangements to achieve this goal, the Company is guided by the following objectives:

    - attracting and retaining qualified and dedicated executives who are essential to the long-term success of the Company;

    - providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including the Company's competitors;

    - tying a significant portion of an executive officer's compensation to Company and individual performance; and

    - directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements.

    In 1997, the components of the Company's executive compensation arrangements consisted of salary, cash bonuses and stock option awards pursuant to the Stock Incentive Plan.

EXECUTIVE OFFICER COMPENSATION

    As a general matter, the Company believes that the interests of the Company and its stockholders are best served by maintaining a flexible approach to executive compensation. In this regard, the Company tends to rely on subjective criteria rather than preestablished formulae. The Committee currently is considering, however, the implementation of a more formal compensation structure whereby, for example, specific salary ranges would be prescribed for particular positions within the Company and bonus awards would be tied to preestablished criteria.

    In 1997, the Compensation Committee requested that Mr. Ennen, the Chairman and Chief Executive Officer of the Company, and Mr. Mitchell, the President and Chief Operating Officer of the Company, make recommendations as to the appropriate salary and number of stock options, if any, to be granted to each of the Company's executive officers. The Compensation Committee, following due consideration, adopted substantially all such recommendations. The Committee delegated authority to Mr. Baty to set the annual bonus amounts for each of the executive officers of the Company, other than Mr. Ennen and himself, without further formal approval by the Committee.

    SALARY. The salary level for the Company's executive officers generally is determined bi-annually. A base salary level is established for each executive officer by reference to salaries historically paid by the Company to its executive officers and to salaries paid to executive officers holding comparable positions with comparable companies in the Company's geographic region. From time to time the Company also consults published reports that compile salary and bonus information for small-to-medium sized companies (some but not all of which may be companies that comprise the Valueline Machinery Industry Stock Index the performance of which are presented in the "Stock Performance Graph"). The Company typically targets its base salary levels approximately at the midpoint of the competitive salary range. The target levels are then adjusted based on a number of subjective factors, including the executive's scope of responsibility and individual performance, and to maintain equity within the Company's overall salary structure.

    ANNUAL BONUS. Decisions regarding bonuses to executives are made annually. As with the Company's other compensation practices, the receipt of a bonus is dependent, for the most part, upon a subjective evaluation of corporate performance and of the contribution of the particular individual to the attainment of such performance. In 1997 the bonus plan was revised to better protect shareholder value by limiting overall bonus payments and by examining quality and financial performance in a more systematic way.

    The bonuses paid to the named executive officers for 1997 are set forth in the Summary Compensation Table. The most significant considerations underlying the award of bonuses for 1997 were continued improvement in the quality of the Company's products and services and the Company's continued profitability.

    STOCK INCENTIVE PLAN. Prior to its initial public offering in 1994, the Company adopted the Stock Incentive Plan under which 1,125,000 shares of the Company's Common Stock have been reserved for issuance to executive officers and key employees, as determined by the Compensation Committee. The Company awarded options to purchase, in the aggregate, 42,750 shares of Common Stock to one of its executive officers and other key employees during 1997. With respect to the options awarded, the Committee determined, on a subjective basis, and based upon the recommendations of Messrs. Ennen and Mitchell, that such awards were appropriate to reward such officer and key employees for superior performance and to provide financial incentives for such officers and employees to continue to perform in a superior manner.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Company's decisions regarding compensation of its Chief Executive Officer are guided by the same policies and considerations that govern compensation of the Company's other executive officers. Mr. Ennen's salary in 1997 was set at a level that the Committee, after consideration of Mr. Ennen's and Mr. Mitchell's recommendations, determined was appropriate in light of the Company's superior performance in 1996. Mr. Baty's salary was set at a level that the Committee, after consideration of Mr. Ennen's recommendation, determined was appropriate in light of the Company's performance and to make his salary comparable to the previous Chief Executive Officer.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes any public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. No formal policy has been adopted by the Company with respect to minimizing the risk that compensation paid to its executive officers will exceed the deduction limit. The Company does not anticipate that any compensation paid to its executive officers in 1998 will exceed the limit imposed by Section 162(m).

                                          G. Ronald Morris
                                          Michael E. Werner
                                          Steven T. Warshaw

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the Company's Common Stock (consisting of stock price performance and reinvested dividends) from March 14, 1994, the date of the initial public offering of the Common Stock, with the cumulative total return (assuming reinvestment of all dividends) of (i) the Value Line Machinery Industry Stock Index and (ii) the Standard & Poor's 500 Stock Index, for the period March 14, 1994 through December 31, 1997. The Value Line Machinery Industry Index is an industry index comprised of 43 companies engaged in manufacturing of machinery and machine parts, a list of which is available from the Company. The comparison assumes $100 was invested in the Company's Common Stock and in each of the foregoing indices on March 14, 1994. There can be no assurances that the performance of the Common Stock will continue in the future with the same or similar trend depicted on the graph.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             NN BALL & ROLLER,
                   INC.           STANDARD & POOR'S 500   VALUE LINE MACHINERY INDEX
3/14/94                 $ 100.00                 $100.00                     $100.00
1994                    $ 136.78                 $100.50                     $100.77
1995                    $ 288.25                 $138.56                     $142.41
1996                    $ 255.65                 $170.78                     $181.14
1997                    $ 153.26                 $227.79                     $277.39

                                            CUMULATIVE TOTAL STOCKHOLDER RETURN
                                         ------------------------------------------
                                                           DEC. 31,      DEC. 31,      DEC. 31,      DEC. 31,
                                         MARCH 14, 1994      1994          1995          1996          1997
                                         --------------  ------------  ------------  ------------  ------------
NN Ball & Roller, Inc..................    $   100.00     $   136.78    $   288.25    $   255.65    $   153.26
Value Line Machinery Index.............        100.00         100.50        142.41        181.14        277.39
Standard & Poor's 500..................        100.00         100.77        138.56        170.78        227.79

                     RATIFICATION OF SELECTION OF AUDITORS

    The firm of Price Waterhouse LLP has been selected by the Board of Directors as the Company's outside auditors for 1998. Price Waterhouse LLP has served as the independent auditors of the Company since 1990. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders' ratification of the selection of Price Waterhouse LLP. If the Company's selection is not ratified by a plurality of votes cast, the Board will reconsider its selection.

    A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    Any stockholder proposal intended to be presented at next year's Annual Meeting must be received by the Company at its executive offices not later than December 5, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.

                                 ANNUAL REPORT

    The Company's 1997 Annual Report to Stockholders, which includes its Annual Report on Form 10-K for the year ended December 31, 1997, is being mailed together with this Proxy Statement.

                                          By Order of the Board of Directors,

                                          William C. Kelly, Jr.
                                          Assistant Secretary

    STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                             NN BALL & ROLLER, INC.
                               800 TENNESSEE ROAD
                             ERWIN, TENNESSEE 37650

   SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 7, 1998
AT THE CHARLESTON PLACE HOTEL 130 MARKET STREET CHARLESTON, SOUTH CAROLINA 29401

    The undersigned stockholder hereby appoints Richard D. Ennen and Roderick R. Baty and each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS.

Please mark your votes as indicated in this example  /X/

1.  Election of Directors.
   Nominees: Michael D. Huff, Michael E. Werner. For, except vote withheld from the following nominee(s) _______________________________________________________
                     / /  FOR                        / /  WITHHELD

2. For ratification of the selection of Price Waterhouse LLP as independent auditors.

/ /  FOR                        / /  AGAINST                        / /  ABSTAIN

                 (Continued and to be signed on the other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS.

                                                 In their discretion, the
                                                 proxies are authorized to vote
                                                 upon such other matters as may
                                                 properly come before the
                                                 meeting.

                                                 Note:  Please sign exactly as
                                                 name appears hereon. Joint
                                                 owners should each sign. When
                                                 signing as an attorney,
                                                 executor, administrator,
                                                 trustee or guardian, please
                                                 give full title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.

                                                 SIGNATURE(S) __________DATE ___
                                                 SIGNATURE(S) __________DATE ___